Exhibit 99.2

CASCADE CORPORATION, #574302

Fourth Quarter and Year End Earnings Conference

March 24, 2004, 2:00 p.m., PT

Moderator: Andy Anderson

Operator                                                                                                 Good afternoon, ladies and gentlemen, and welcome to the Cascade Corporation fourth quarter and fiscal year 2004 earnings conference call. At this time, all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Wednesday, March 24, 2004.

I would now like to turn the conference over to Mr. Andy Anderson, Chief Financial Officer. Please go ahead, sir.

A. Anderson                                                                          Thank you, good afternoon, everyone, and welcome to today’s call. Bob Warren, our President and CEO, is attending annual industry meetings in Washington, D.C., and is joining us by phone. Joe Pointer, our Vice President of Finance, and Terry Cathey, our Chief Operating Officer are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a very brief overview. Cascade manufactures devices primarily for industrial trucks, most commonly called lift trucks or forklifts. Our products allow the truck to carry, position and deposit various types of loads. These products are used by nearly every industry worldwide that uses lift trucks.

About two-thirds of our products are sold through the retail lift truck distribution channels and about one-third are sold directly to lift truck manufacturers, names that you all know, such as Hyster, Toyota, Mitsubishi, Yale, Komatsu and Nissan. We have about 1,700 employees operating in 25 facilities worldwide at this time.

Before I begin the review of our financial results, I’d like to remind everyone that the intention of this call is to discuss matters with all shareholders that affect Cascade’s business in compliance with Regulation FD. During the course of this call we may be making forward-looking statements in compliance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Participants are cautioned that forward-looking statements such as statements of the company’s anticipated revenue and earnings are dependent on a number of factors that affect Cascade’s operating results and could cause the company’s actual future results to differ materially including those related to general economic conditions, interest rates, foreign currency fluctuations, the demand for materials handling products, performance of its manufacturing facilities, effectiveness of cost reduction initiatives and the cyclical nature of the materials handling industry.

Cascade cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors including the company’s performance and market conditions. In addition, historical information should not be considered as an indicator of future performance. Additional considerations and important risk factors are described in Cascade’s reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

The company disclaims any obligation to release any updates to any comments made in this call or reflect any changes in business conditions. And one final note of explanation. Our fiscal year ends on January 31st, so when we refer to fiscal 2004, we are actually referring to the year ended January 31, 2004, which is essentially calendar year 2003. We are now in fiscal year 2005.

With that completed, let’s start with a review of the fourth quarter.

Net income for the fourth quarter was $2.3 million, or 18 cents per share compared to $4.6 million, or 38 cents per share for the fourth quarter of fiscal 2003. As you compare the quarters, I would like to mention that the fourth quarter of 2003 included income of $2.5 million resulting from the recovery on a note receivable that we had previously written off.

Excluding this transaction, comparable fourth quarter earnings in 2003 were 26 cents per share. The lower quarterly earnings are a result of a combination of factors including higher manufacturing costs in North America due to a strengthening Canadian dollar, continuing pricing pressures in the European market, higher SG&A costs primarily at the corporate level and a higher quarterly effective tax rate due to a valuation allowance recorded against deferred tax assets in The Netherlands.

I will discuss these in more detail as we move through the primary components of the income statement and the regional reviews.

Consolidated net sales were $77.4 million. This is an increase of just over 20% compared to the fourth quarter of 2003. Approximately 8% of the increase was due to the translation gains from strengthening foreign currencies, 7% was new revenue from our acquisitions, and 5% was due to increased sales in real terms.

The gross margin for the fourth quarter was 30% versus 33% a year ago. Much of the decrease was due to the impact of a strong Canadian dollar on the sale of certain products in the North American market. The majority of these product sales are transacted in U.S. dollars but a significant portion of the costs, including virtually all of the material costs, are in Canadian dollars. As the Canadian dollar strengthens, we incur higher manufacturing costs without offsetting higher sales revenue. The result is a lower gross margin. Unfortunately there are not a lot of quick fixes to this problem because the type of steel we use is only available from a limited number of mills and we feel we are still receiving the most competitive price available even when translated into dollars at the current exchange rates.

Our consolidated SG&A expenses increased $2.7 million to $17.8 million in the fourth quarter which represents an increase of 18% over the fourth quarter of 2003. Approximately $1.2 million of the increase was due to the impact of strengthening foreign currencies. The remainder of the increase compared to fiscal 2003 was due to the added SG&A costs from our acquisitions, cost associated with Sarbanes-Oxley, increased research and development expense and incentive accruals. The final factor that had a significant negative impact on fourth quarter earnings was our effective tax rate of 46% compared to 40% in the fourth quarter of 2003. This increase was due to valuation allowances that we recorded against certain of our deferred tax assets in Europe.

I’d now like to turn to a very brief regional review. After adjusting for foreign currency and acquisitions, sales in North America were up approximately 3%. Sales in Europe were up 6% and sales in the Asia Pacific region were up 13% over the fourth quarter of 2003. We were pleased with the sales level in Europe particularly in light of the overall lift truck market. We were also particularly pleased with the continuing strong sales results from our Chinese operations and in fact from all of our subsidiaries in the Asia Pacific region.

Gross margins in North America declined from 36% to 31% in the fourth quarter due primarily to the impact of the strengthening Canadian dollar as I had previously mentioned.

Gross margins in Europe also declined from 21% in fiscal 2003 to 20% this year. This decline is primarily due to the continuing downward pricing pressure in the European market.

Gross margins in the Asia Pacific region increased from 30% in fiscal 2003 to 33% this year. The increase is primarily the result of continually improving operations in both Australia and China but also reflects strong results from Japan and Korea as well.

Now I’d like to turn to the full year results. Net income for fiscal 2004 was $18.5 million, or $1.49 per share compared to net income of $17.7 million, or $1.45 per share in fiscal 2003.

Net sales of $298 million were up 15% over fiscal 2003 sales of $259 million. Approximately 7% of the increase was due to the impact of strengthening foreign currencies, 3% was new revenues from our acquisitions and the remaining 5% was overall growth.

Consolidated gross margins declined from 34% in fiscal 2003 to 32% in fiscal 2004. This decline is due to the strengthening of the Canadian dollar which I discussed in the quarterly review and the continuing downward pricing pressure in Europe. While we don’t anticipate further declines in gross margin in North America due to currency changes, the market situation in Europe remains uncertain and difficult to predict. The pressure on margins in Europe is partially offset by improving margins in our Asia Pacific operations.

Overall SG&A expenses for the year were up $6.9 million which is a 12% increase over the prior year. Approximately 7% of the increase was due to the impact of foreign currency and another 3% was due to the added SG&A expenses from our acquired companies. Expenses related to Sarbanes-Oxley, increases in U.S. post-retirement healthcare costs and additional research and development expenses accounted for another 3%. After adjusting for the impact of these factors, the remaining SG&A expense areas were down 2% over the prior year.

Looking ahead, Sarbanes-Oxley related expenses will increase this fiscal year due to the additional expense of the internal control audit. We plan to keep our research and development expense at approximately the same level as fiscal 2004. We have taken steps to moderate the cost of the U.S. post-retirement medical benefit plan so we shouldn’t see additional significant increases in this area in spite of national healthcare costs increases in the area of 15% and higher.

On a regional basis, sales in North America and Europe were up approximately 3% and sales in the Asia Pacific region were up 16% after adjusting for the impact of currency changes and acquisitions.

Gross margins in North America declined from 37% in fiscal 2003 to 34% in fiscal 2004. Gross margins in Europe declined from 23% to 22% and gross margins in the Asia Pacific region increased to 33% from 31% in 2003. The reasons underlying these changes are essentially the same as the reasons we discussed during the quarterly review.

Our effective tax rate is 35% for the fiscal year, down from 38% in fiscal 2003. The decrease is due to the realization of foreign tax benefits. Due to our foreign operations we have a fairly complex tax structure and predicting future effective tax rates is challenging; however I believe you will continue to see our tax rate remain around 35% for the coming year.

I’d now like to take a brief look at a few other financial factors that may be of interest. Cash and marketable securities totalled $31.6 million as of

January 31, 2004 compared to $29.5 million as of January 31, 2003. We’ve reduced our long term debt by $12.9 million to $51.1 million during fiscal 2004. This was the maximum reduction possible without incurring substantial prepayment penalties. We also paid a total of $11.7 million in cash for our 2 acquisitions during 2004.

Capital expenditures were $11.4 million in 2004 and depreciation expense was $12.1 million. I’d now like to give you a brief review of our major markets. For those of you who may not be familiar with our industry, the lift truck market is the only economic or industrial indicator we have available. While this market does not correlate exactly with our business levels, it does give us some indication of future trends.

We saw a modest improvement in the North American lift truck shipments during fiscal 2004 compared to fiscal 2003 and generally we believe that the market is continuing to improve although very modestly. However, we also saw considerable fluctuation in booking rates during the fourth quarter so we are watching the statistics very carefully. Booking rates for the first 2 months of this year appear to have stabilized and returned to the modestly upward trend. The European lift truck market improved in the fourth quarter which is a typical pattern we have seen over the past several years. Bookings were at approximately the same levels as the fourth quarter numbers for calendar years 2001 and 2002. The European lift truck market remains flat and we are guarded about predicting any upturn during the coming year.

For quite some time now we have been telling you about the extremely competitive environment in the European market and about the constant downward pricing pressure. We’ve also characterized most of our competitors as smaller family held businesses that would ultimately reach a point of financial distress if market conditions did not improve. Last month we saw the first tangible sign of this distress when one of our largest German based competitors was forced into insolvency.

The business is now being managed by a trustee and we anticipate that the assets will be put up for auction shortly. There are apparently quite a number of interested purchasers and as I am sure you understand, we are watching this situation quite closely. The final outcome of this insolvency will have a significant impact on the European marketplace over the next several years.

During 2005 we expect to begin realizing benefits from the Roncari acquisition in Italy and the FEMA acquisition is also enabling us to improve our position as a reliable source of supply in the highly competitive German market.

The various national markets in the Asia Pacific region are all doing well and we continue to see excellent growth in our Chinese market. As you have probably noticed, we rarely refer to lift truck statistics for this region. This is because the data we receive does not include several important regional manufacturers, particularly those located in China so we feel this data could be very misleading. Our assessments are based on the analysis of our regional managing directors.

I’m sure you all have concerns about the price of steel. We are monitoring steel prices very closely in all of our world markets. As a general guideline, we estimate that our gross margins will be decreased by approximately 3/10th of 1% for each 1% increase in steel prices. For example, this 1% increase would equate to a reduction of approximately $800,000 of gross profit.

It is important to note that these figures presume the increase is reflected across all of our raw material and component purchases. I want to assure you that we are moving aggressively to mitigate steel cost increases through a variety of means including surcharges and price increases.

As those of you who have worked with us in the past remember, we have a long standing policy of not making forward financial projections.

This concludes our prepared remarks, and we’re now ready to open the call to your questions. Operator, if you would please.

Operator

Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please the press the star followed by the one on your telephone keypad. If you would like to decline from the polling process, you may press the star followed by the two. You will hear a three-toned prompt acknowledging your selection and your questions will be polled in the order they are received.

If you’re using speaker equipment, please lift the handset before pressing the numbers. Also, please limit your questions to one question. For any additional questions please re-queue using the star/one feature. Once again, for any questions please press star/one at this time. One moment please for the first question.

We have a question from Mark Robins with The Robins Group. Please go ahead, sir.

M. Robins	Hello, fellas, it’s Mark Robins for Frank Maglin.

A. Anderson	Hi, Mark.

M. Robins	Help me better understand the couple of acquisitions that you made last year and was that for ... how much ... was $11.7 million right?

A. Anderson	That is correct. The first acquisition is a very small fork manufacturing operation in Germany. The payment on that was about $3 million and what that did was give us a presence in Germany. It’s particularly important in that European market because the lift truck manufacturing industry is centered in Germany.

M. Robins	That’s FEMA, correct?

A. Anderson

That is FEMA. The second acquisition is an Italian attachment manufacturer. The total payment on that was about $8 million, it’s a little over $8 million. Our efforts to move into the Italian market over the past decades have been less than successful and we finally decided that the way to move in and to gain a market share in arguably the third largest market in Europe was through acquisition, so we went ahead and purchased Roncari, a very reputable and well placed attachment manufacturing serving primarily the Italian market.

M. Robins	Okay, I’ll get back into queue.

Operator	Mr. Robins, if you have further questions, we don’t have anyone waiting behind you, so please go ahead.

M. Robins	Alright. I also needed a minute to collect my thoughts.

A. Anderson	Mark, while you’re collecting your thoughts, Terry Cathey, our Chief Operating Officer, can add a little more detail to this.

T. Cathey	Just a little addition on the FEMA acquisition. Although it was a small acquisition, it gave us access to a low cost process which we believe has substantially reduced our overall cost in Europe.

M. Robins	Good. Let’s go back to the company. Can you give me a little more color on the firm in Germany that is now insolvent? Approximately what size had they been and what kind of competitor?

A. Anderson

The firm, I think I can name them, it’s a public insolvency. The firm is Falkenroth and at one point they were I think above 20 million Euro in turnover. I think in the most recent years they were down around the 14-15 million Euro turnover rate. They would have been considered a premium product competitor, well established brand, long, long history in the German market. The Falkenroth industrial entity dates back to 1879. They’re a major supplier to Linde, the world’s largest lift truck manufacturer and several other German manufacturers. I think they have generally been considered to be a very high quality supplier.

M. Robins	Are there good assets there or were you just really building ... was one company interested in acquiring the assets, would it just be mostly a plant with a lot of folks?

A. Anderson	Actually I’m going to defer this one to Terry again and he can answer on the asset side.

T. Cathey	The plant has a number of excellent assets which have been very poorly utilized. We have seen those assets.

M. Robins	I think everything else is ... I’m pretty clear on everything else. Thank you.

A. Anderson	Thank you, Mark. Thanks for joining us today.

M. Robins	My pleasure.

Operator	We have a question from Bruce Geller with DGHM. Please go ahead, sir.

B. Geller

Hi, guys. Andy, throughout the 1990s when the dollar was rising, that was often a reason for earnings falling short. I always thought in a declining dollar environment that that would finally be a beneficial environment to you guys but it seems like you’ve lost out on both ends here. Could you elaborate a little bit further on why that is and why there’s nothing you can do about it?

A. Anderson

You actually have described it very well, we’ve lost out on both ends because in the ‘90s we were making money in Europe. It was not the competitive environment we see today, so as the dollar did work for us and today we are not making money in Europe. If we were making money in Europe this would work well, but we’re not.

In the shortest answer, that’s what’s happening to us. I think the thing that probably is more frustrating or as frustrating if you will on a currency situation is the Canadian dollar in the U.S. The way that our North American operations, certain parts of our North America operations are set up, we make out very, very well when the U.S. dollar strengthens. It leverages itself extremely well. But as the U.S. dollar has weakened, it has the exact same leverage effect on the negative side. The currency ... just the way we’re set up right now, it’s not working for us.

B. Geller

What are the prospects of that European market improving significantly in calendar ‘04, particularly with this competitor becoming insolvent? How far away are you guys from making good money there? What is so fundamentally different about that market from the U.S. market? I realize you have a lower market share but it’s still hard to believe that for a niche product line like this that the margins would be that substantially different from the domestic market.

A. Anderson	I can understand why it would appear that way. Just to give you the high level view. In North America we virtually have no competitors in any of our primary product groups. The competitors are extremely small and not very aggressive. In Europe, in all of the major market groups we have, the 2 different product segments that we have, we have probably 4 entrenched competitors on both sides of that equation. They are long, well established competitors and as the lift truck shipments over the past couple of years have declined and declined significantly, everybody has fought to hold onto their share or to try to gain share and to keep their factories busy so they can absorb their overhead by lowering prices.

The fundamental difference is about probably a total of 8 competitors that we would consider serious factor competitors in Europe and maybe one competitor we would consider a serious factor competitor in North America. So that’s just more or less the difference in the landscape. Terry, do you have anything you want to add to that?

B. Geller

Well is it even worth it to be in that market? I mean it generates a lot of revenue but if it’s not generating earnings and you’ve invested quite a bit of capital there, you’ve made multiple acquisitions there both recently and throughout the 1990s, some more substantial. So the amount of capital you guys have thrown at that market relative to the return you’ve gotten is abysmal. Why not refocus your efforts?

A. Anderson

I would have 2 answers for you on that, Bruce. That certainly is a discussion that we’ve had. I will be candid with you about that but we do believe that fundamentally the economics of the market as we’ve just seen with the Falkenroth insolvency, the economics of the market simply cannot support the current number of competitors and with our balance sheet I think we can be one of the last ones standing and I think that will be sooner than later. And if you ask me what sooner is, I’d have a hard time telling you. But I truly believe that once that market rationalizes itself to a correct number, an appropriate number of competitors, we will be profitable there and we will be able to begin getting a return on our investment.

On the refocus side, I would also just like to tell you that we are clearly focusing efforts also on expanding our business in Asia where it’s a little closer to the North American market, absent Japan, a little closer to the North American market in terms of the number of viable competitors. We are very actively looking at ways that we can leverage what we already have in place in Asia.

T. Cathey

We also should note that our position in North America is not unrelated to what goes on in Europe as well and in order to assure that we maintain the position that we have in North America we need to be aggressively pursuing these goals that we have in Europe as well.

B. Geller	So you’re forced ... you’re saying you’re forced to absorb losses in Europe in order to preserve the franchise you have in North America?

A. Anderson

We’re saying that there’s a relationship between controlling what we have in North America ... doing the work in Europe in order to continue to maintain the control in North America which isn’t to say as Andy said that in the long term we wouldn’t anticipate and do anticipate improvement in Europe as well.

B. Geller	I mean how much longer do you foresee this kind of environment? Are you going to make money there in 2004 calendar?

A. Anderson

I’m reminded that we don’t predict, reminded very clearly here. I was about ready to answer. Clearly we put this as a very, very high priority, Bruce, and I mean that. We very much wish to make money in Europe and wish to get a return on those assets. It’s not pleasant for any of us absent these calls, it’s not pleasant for any of us to put that kind of money in and not get a return and we have every intention of getting a return.

B. Geller

I realize that you don’t predict but you know at the beginning of the call you also made all those boilerplate disclosure statements to protect you so that if you did predict and you were wrong it wouldn’t come back to bite you. With all that disclosure being said, it would be helpful for you guys to I think give some more insight so that we could really understand what the company is looking at in the year 2004.

T. Cathey	I think we could say that the competitive pressures that currently exist in Europe, the failure of Falkenroth is an indication that this situation will be changing over the next year or two.

A. Anderson

Bruce, let me do this. I appreciate the input and I appreciate your position on that. We’ll work around to see if we can’t in our future communications with you, if we can’t help you out a little bit on that.

B. Geller

Okay. Since there weren’t a lot of other questions I’ll ask another one. Could you give a little more insight on your pricing comments? Clearly you’re going to need to get some fairly good pricing this year to just offset the steel increase let alone hopefully gain a little margin. Can you provide some insight as to, based on all of your discussions to date with customers whether or not you think you can at least offset all of the steel price increases you’re going to be facing this year?

T. Cathey	We have built known price increases into our list prices for those products that have list prices and have put customers on notice that there may very well be surcharges later in the year.

B. Geller

And has that ... you know, what kind of a response have you gotten? I would imagine after 5 to 10 years of never raising prices you’re not going to get a very warm response from that. I’m just curious what you’re hearing back and also if you think that’s going to just cause people to delay ordering product.

A. Anderson

A couple factors on that, Bruce. In certain of our product categories we’ve actually matched certainly inflation over the past 10 years in our pricing. And certain other products, you’re absolutely right, we have not raised pricing in almost that period but I think if I can speak for Terry just a moment, he doesn’t view that as a negotiation. He views that as an announcement.

T. Cathey	A notice.

A. Anderson	He views that as a notice and I think that we’re acting accordingly as we will enforce those prices accordingly. It may not be popular but it’s absolutely necessary.

T. Cathey	And our customers are hearing not only from us but they’re hearing from their other suppliers was well. So it’s certainly not unique to Cascade.

A. Anderson	It might be worth noting, Bruce, as you and I talked about some time ago that we actually haven’t seen any material price increases yet in steel. We have not ...

B. Geller	... yeah but they’re coming. I mean let’s not fool ourselves.

A. Anderson	Let me just expand on that ever so slightly. We’re actually ahead of the curve in certain product categories in our pricing. We’re priced for it and we haven’t experienced it.

B. Geller	Thanks.

A. Anderson	Thank you, Bruce.

Operator	We have a follow up question from Mark Robins. Please go ahead, sir.

M. Robins	Fellas, how would you characterize Falkenroth? Would that have been one of the 8 competitors in Europe that you described earlier?

A. Anderson	Absolutely.

M. Robins	With a turnover of 20 million Euros, that is a fair sized competitor against your position?

A. Anderson	Absolutely.

M. Robins	Large or small or medium?

A. Anderson	Probably it’s in the medium category. On a global basis our largest competitor does just a little under 100 million in turnover but then the ramp down from that 100 or 95 million in turnover is probably the 40 million level and then there’s 1 or 2, 40 to 45 million and then there’s the 20 and then there’s the less than 20.

M. Robins	But it had to have been kind of shaking news because of their, you know, the duration of the business and so forth and so on.

A. Anderson	Absolutely.

M. Robins	Good. Thank you.

Operator	At this time we have no further questions. I’d like to turn the conference back over to Mr. Anderson for any concluding comments. Please go ahead.

A. Anderson	Again, thank you so much for joining us and for participating. We genuinely appreciate your interest in Cascade and please don’t hesitate to call me if I can be of any assistance.

Operator

Thank you, sir. Ladies and gentlemen, this concludes the Cascade Corporation fourth quarter and fiscal year 2004 earnings conference. If you’d like to listen to a replay of today’s conference, you may dial 303-590-3000 or 1-800-405-2236 using passcode 574302 # for both numbers. Thank you again for your participation on today’s conference and you may now disconnect.